BINDING LETTER OF INTENT

September 12, 2007

Ross McCullough
6601 22nd Street North
St. Petersburg, FL 33702 USA

Dear Mr. McCullough:

The purpose of this binding letter of intent (“LOI”) is to set forth certain understandings and binding agreements between Ross McCullough. (“RM”), an individual living in the State of Florida and 247MGI, Inc. (“247MGI”) a company incorporated under the laws of the State of Florida, with respect to certain terms and conditions, set forth below.

The following numbered paragraphs reflect our understanding of the matters described in them, but are not to constitute a complete statement of RM or 247MGI with respect to the matters described therein.

PURCHASE

On the terms, and subject to the conditions, of a Technology Assignment and Transfer Agreement (“Agreement”) to be negotiated and entered into by RM and 247MGI.
The following terms shall be incorporated into a more formal Agreement.

1.
RM agrees to assign and transfer to NEWCO a company controlled by Sovereign Research, LLC a wholly owned subsidiary of 247MGI, Inc a publicly traded company all rights and interest in Avalon Java based Peer 2 Peer streaming application and the Avalon Java based P2P video conferencing application.

2.
247MGI agrees to issue RM Thirty Five percent (35%) of the issued and outstanding shares of NEWCO on the day of signing the Agreement, further more 247MGI shall issue to RM 2,843,537 shares of the issued and outstanding common stock.  The shares shall bear a restrictive legend when issued.

3.	RM shall be entitled to a seat on the Board of 247MGI as long as RM remains with NEWCO.

4.	247MGI and RM agree to issue Norman Farrar Five percent (5%) of the issued and outstanding shares of NEWCO on the day the Agreement is signed.

5.	247MGI shall raise $1.5 million in seed capital for NEWCO over the next 18 months. 247MGI may sell shares of its common stock or a portion of its 60% ownership of NEWCO to raise the capital.

6.
247MGI and RM agree to share the revenue generated by the Avalon Streaming Applications and all other technologies. The Streaming and video technology transferred by RM to NEWCO 80/20, 247MGI shall receive 80% of the net revenue and RM shall receive 20% of the net revenue.  The net revenue shall be determined the by net revenue number reported in Quarterly and Annual financial reports of 247MGI as filed with the Securities and Exchange Commission as it relates to NEWCO only not 247MGI as a whole.

7.
RM Shall serve as Chief Technology Officer of NEWCO and shall serve on the Board of Directors during which time RM shall receive a salary of $75,000 per year and other benefits as defined in an Employment Agreement to be executed on the day of signing the Agreement, the Employment Agreement shall be for a term of no less then two years.  The Employment Agreement shall contain performance and options and incentives to be defined within the Employment Agreement.

8.	RM shall be able to distribute his 35% ownership in NEWCO to other individuals he feels may add value in the development of the software.

9.
247MGI may sell shares of NEWCO to help raise funds needed for development or marketing of the software.  RM shall be protected from any dilution which may take place during 247MGI’s and NEWCO’s efforts to raise the initial $1.5 million dollars.  All shareholders shall share in equal dilution for any funds raised after the initial seed capital of $1.5 million.

10.	247MGI and RM agree to have equal representation on the Board of Directors of NEWCO, with all Board Resolutions decided by majority vote.

11.	247MGI shall deliver to RM a draft of the Agreement no later then the 14th of September. 247MGI and RM agree to use there best efforts to work towards a final agreement as quickly as possible.

12.
247MGI shall found $50,000 at signing of the Agreement and $50,000 a week over the following 4 weeks for a total of $250,000.  Any funds distributed to NEWCO prior to the signing of the Agreement shall be deducted from the amount due at signing of the Agreement.  If for some reason the Agreement is not executed by RM then the amount loaned shall become a demand Note owed by RM to 247MGI.  If the Agreement is not executed by 247MGI then the money shall be deemed a Note owed by RM.

13.	247MGI agrees to fund RM $25,000 within 10 business days from the date the LOI is executed.

14.
The Agreement shall be signed no later the 45 days after the signing of this LOI.  If the Agreement is not signed then this LOI shall terminate immediately unless both parties agree in writing to extend the signing of the Agreement.

15.
247MGI and RM agree that as long as NEWCO is a private entity the technology may not be sold, transferred, assigned, granted, or moved in any way from control of NEWCO without the consent of both 247MGI and RM

16.	247MGI and RM agree that any and all patents, copyrights, intellectually property and all source code shall belong to NEWCO.

2           OTHER PROVISIONS.

The Purchase Agreement will contain customary representations, warranties, covenants, and other agreements, on behalf of 247MGI and its stockholders and the Closing will be subject to usual conditions, including:

A.	Submission of necessary consents or approvals of shareholders, governmental bodies, lenders, lessors, or other required third parties;
B.	Delivery of legal opinions, closing certificates, and other customary documentation.
C.
An absence of material change or event (exclusive of a competing offer) that would make proceeding with execution and approval of the Stock Purchase Agreement or Closing illegal, invalid, or contrary to the fiduciary duties of the Board of Directors of 247MGI.

3.
COSTS. RM and 247MGI shall each be solely responsible for and shall bear all of their respective expenses, including, without limitation, legal, accounting, and other advice, incurred in connection with the Purchase Agreement and the transactions contemplated thereby.

4.
PUBLIC DISCLOSURE. Neither RM nor 247MGI shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form shall be issued by RM and 247MGI as promptly as is practicable after the execution of this LOI, (ii) that RM and 247MGI may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and others as may be required, necessary or appropriate and not inconsistent with the best interests of the other party, for the prompt consummation of the transactions contemplated by this LOI, or (iii) as required by law.

5.
CONFIDENTIALITY.  247MGI agrees that (except as may be required by law) it will not disclose or use and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information (as hereinafter defined) with respect to RM, furnished, or to be furnished by RM to 247MGI in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Acquisition.  For the purpose of this paragraph, “Confidential Information” means any information identified as such in writing to 247MGI by RM.  If the proposed Agreement is not consummated, 247MGI shall promptly return all documents, contracts, records, or properties to RM.  The provisions of this paragraph shall survive the termination of this LOI.

RM agrees to treat all information concerning 247MGI furnished, or to be furnished, by or on behalf of 247MGI in accordance with the provisions of the paragraph (collectively, the “Confidential Information”), and to take, or abstain from taking, other actions set forth herein.  The information will be used solely for the purpose of evaluating the proposed transaction, and will be kept confidential by RM and its officers, directors, employees, representatives, agents, and advisors; provided that (i) any of such information may be disclosed to RM’s officers, directors, employees, representatives, agents, and advisors who need to know such information for the purpose of evaluating the Acquisition, and provided they agree to be bound by the terms of this confidentiality clause, (ii) any disclosure of such information may be made to which 247MGI consents in writing and (iii) such information may be disclosed if required by subpoena provided that prior to disclosure, pursuant to said subpoena, RM has given 247MGI notice of such subpoena and an opportunity to quash same.  If the Acquisition is not consummated or 247MGI decides not to proceed with the Acquisition, RM will return to 247MGI all material containing or reflecting the information and will not retain any copies, extracts, or other reproductions thereof.

6.
CHOICE OF LAW. This Letter of Intent shall be construed under the laws of the State of Florida , and shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties to this Letter of Intent.  The parties agree that any action brought by any party against another party in connection with any rights or obligations arising out of this Letter of Intent shall be instituted properly in a federal or state court of competent jurisdiction with venue in the appropriate state court in and for Broward County, Florida, or the United States District Court for the Southern District of Florida.  A party to this Letter of Intent named in any action brought in connection with this Letter of Intent in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated county or federal district

7.	DISPUTES. The prevailing party in any dispute pursuant to this LOI and the Purchase Agreement shall be entitled to reasonable attorneys’ fees and costs.

Please sign and date this LOI of Intent in the spaces provided below to confirm our normal understandings and binding agreement as set forth in this Letter of Intent and return a signed copy to the undersigned.

247MGI, Inc.

By: /s/Matthew P. Dwyer
Name:   Matthew P. Dwyer
Title:     President/CEO

Date: September 12, 2007

ACCEPTED:
ROSS MCCULLOUGH

By: /s/Ross McCullough
Name: Ross McCullough

Date: October 12, 2007

AMENDMENT NO. 1 TO LETTER OF INTENT

AMENDMENT NO. 1 TO BINDING  LETTER OF INTENT (“Agreement”) dated as of October 10, 2007, by and between 247MGI, INC., a Florida corporation (“247MGI”), and Ross McCullough, an Individual residing in Florida (“RM”)

W I T N E S S E T H:

Whereas, the parties are all of the parties to a Binding Letter of Intent dated September 10, 2007 (the “Original Agreement”); and

Whereas, the parties desire to amend the Original Agreement upon the terms and conditions set forth herein

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Item 11 of the Original Agreement is hereby deleted in its entirety and the following shall be inserted in its place and stead:

Item 11 247MGI and RM agree to use their best efforts to work towards a final agreement as quickly as possible.

2.  Item 12 of the Original Agreement is hereby deleted in its entirety.

3.  Item 13 of the Original Agreement is hereby deleted in its entirety and the following shall be inserted in its place and stead:

Item 13 247MGI agrees to the first round of funding to Xeco within 3 days of date of LOI and ongoing funding continuing on an as-needed basis per weekly review by 24/7 and RM once the Amendment has been executed and Xeco has been established.  Sovereign LLC on October 9, 2007 filed with the State of Florida to form Xeco, Inc., once the corporate papers have been received a tax ID number will be obtained and a bank account will be opened with joint signatory powers of Matthew Dwyer and Ross McCullough.  247MGI shall begin funding Xeco to allow for RM to receive a salary, begin paying vendors, programmers and to secure office space.  It is understood that 247MGI will need a working demo to showcase in order to raise the $1.5 million needed to complete the final project, in the meantime 247MGI will use its best efforts to raise capital to allow Xeco, Inc. to continue in the development of the technology.

4.           Item 14 of the Original Agreement is hereby deleted in its entirety.

5.           Distributed funds over $500.00USD require 2 signatures from established officers of the company. In the event a second officer is unavailable, a PO will be submitted for review to an authorized representative of 247MGI and returned within 24 hours via email or fax. Authorizations will be keep on file at Xeco and 247MGI.  Miscellaneous items from petty cash cannot exceed a total of 499.99 per week (Sunday to Saturday) without approval by 2 officers. In the event that the discretion fund is tapped into, all receipts of 25.00 or more will be scanned and emailed on a weekly (Friday) basis along with a current copy of Quickbooks SMB Edition and expense report (Standard Form) to a representative of 247MGI for consolidation and review. Books will be reviewed and balanced on a monthly basis internally by a representative designated by RM and externally be a representative designated by 247MGI.

6.           It is further understood that the transaction between 247MGI and RM is no longer contingent upon 247MGI successfully purchasing PurFusion Group of Companies, Inc. from Norman Farrar.  It is also understood that should Norman Farrar chose not to work with 247MGI or vice versa that this shall not void the agreement between 247MGI and RM.

7.           Except as modified hereby, the Original Agreement shall remain in full force and effect.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Binding Letter of Intent to be duly executed as of the date and year first above written.

247MGI, Inc., a Florida corporation

By: /s/Matthew P. Dwyer
Name: Matthew P. Dwyer
Title: President

Ross McCullough, a Florida Resident

By: /s/Ross McCullough
Name: Ross McCullough